Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Anheuser-Busch InBev SA/NV of our report dated April 14, 2010, relating to the financial statements of the Anheuser-Busch US Beer and Packaging reporting entities as of and for the year ended December 31, 2009, and our report dated June 26, 2009, relating to the financial statement of Anheuser-Busch Companies, Inc. as of December 31, 2008, which appear in Anheuser-Busch InBev SA/NV’s annual report on Form 20-F for the year ended December 31, 2009. The financial statements of the Anheuser-Busch US Beer and Packaging reporting entities and of Anheuser-Busch Companies, Inc. are not separately presented in Anheuser-Busch InBev SA/NV’s annual report on Form 20-F.

PricewaterhouseCoopers LLP

St. Louis, MO

September 8, 2010